CHURCHILL DOWNS

Moderator: Mike Ogburn
February 11, 2004
8:00 a.m. CT

Operator:	Good day, everyone, and welcome to the Churchill Downs Incorporated conference call.
At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Mike Ogburn. Please go ahead, sir.

Mike Ogburn:	Good morning, and welcome to this Churchill Downs Incorporated conference call to review the Company’s results for the fourth quarter and full year of 2003.

The results were released yesterday afternoon in a press release that has been covered by the financial media. A copy of this release announcing earnings and any other financial and statistical information about the period to be presented in this conference call – including any information required by Regulation G – is available at the section of the Company’s Web site entitled “Investor Relations” at www.churchilldownsincorporated.com. Let me also note, a release has been issued advising of the accessibility of this conference call on a listen-only basis over the Internet.

As we start, let me express that some statements made in this call will be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results, or otherwise are not statements of historical fact. Actual performance of the Company may differ materially from that projected in such statements. Investors should refer to statements included in the reports filed by the Company with the Securities and Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward-looking statements made in this call. The information being provided today is of this date only. And Churchill Downs Incorporated expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes and expectations.

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I’ll now turn the call to Tom Meeker, president and chief executive officer.
Tom Meeker:	Good morning, and thanks for joining us this morning.
I’m going to make a little departure this morning in terms of the format of the call. What I’d like to do is first of all make a couple of general comments about our performance in 2003. Then I’ll turn it over to Mike Miller, our CFO, and he’ll go over the details as it relates to 2003 and make some general comments about 2004. And then I’ll take the mike back. And what I’d like to do is, just plot a course and give you some high points of our strategic plan as we move through 2004 and beyond. I think that it will be very helpful for you to understand exactly what we’re trying to do with the Company as we proceed through 2004 and beyond.

So with that, let me just make a couple of comments about 2003. And as is expressed in the press release, I was generally pleased with the performance of the Company in 2003. Obviously, we faced a number of anomalies and challenges related to the subsidy cut in Indiana, the workers’ compensation problems in California and the new smoking ban that went into place about August in Florida. All of these had negative impacts on the Company.

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But on the other side of the equation, there were a number of bright spots. The performance of Churchill Downs’ racetrack was exceptional during the Derby week activities and the Spring Meet that followed. They moved into the Fall Meet, and with the demolition of the clubhouse, they were challenged significantly. But despite this challenge they proceeded well and performed well even under the veil of construction during the Fall Meet.

I was also encouraged by the progress we made at Ellis Park, where we improved the cost structure and its meet, particularly in the area of simulcasting, which was exceptionally good. We revamped the racing program down there, and produced positive results.

And finally, I continued to be very pleased with the efforts undertaken by the CDSN team in achieving further deployment of our CDSN signal and generating increased revenues for the Company. So on balance, 2003, given all of these factors, was a good year for the Company.

Now let me turn it over right now to Mike Miller, who will go through the results of 2003, and give you a glimpse into 2004 in greater detail. Mike?

Mike Miller:	Thank you, Tom, and good morning everyone. We have quite a bit to cover this morning, so I plan to confine my prepared remarks to the full-year results only, and will speak to the fourth quarter during the Q&A period if you have any questions.

I’m also going to deviate slightly from our normal approach to reporting the financial results. I’m going to start today with the supplemental schedule of net revenues and EBITDA by our operating units, as each has certain any challenges as well as opportunities.

First let me speak to net revenues. For the year, our revenues were less than the prior year by $14.6 million, which is quite understandable given just a few facts. During 2003 we raced 48, or approximately seven percent, fewer days. The majority of this drop, 38 days, was at Hoosier Park. But three of our larger tracks, Churchill, Hollywood and Arlington, lost a few days as well. You should know that for the full year of 2003, pari-mutuel revenues represented in excess of 75 percent of our consolidated net revenues.

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There were other challenges to revenue production for 2003, as Tom has alluded to. As we have previously reported, the opening of the second track in Indiana, and the decision of the Indiana Horse Racing commission to evenly split the riverboat subsidy between the two operators, resulted in a $9.5-million revenue decline at Hoosier. At Hollywood Park, as well with all of southern California racing, on-track business has struggled to keep up with the impact of the workers’ compensation problems, which has generally resulted in shorter field sizes. The industry had proposed a bill recently – that was approved by the General Assembly to alleviate this problem – that has been vetoed by the Governor. We’re hopeful that this bill will be reintroduced later in the session, and will accompany a broader workers’ compensation relief package that the Governor has been talking about.

At Calder, from the date of the smoking ban that came into effect in mid-2003, we have experienced declines in on-track attendance and handle, which appear to be consistent with the experience of all pari-mutuel facilities in Florida. We are hopefully near to reaching a partial resolution to this issue at Calder through the construction of a facility that will comply with the new standards.

At Arlington, we had increases in on-track attendance, and are now focusing our marketing efforts to ensure that this activity translates into increased handle as well. Also at Arlington, we were the beneficiary of a very successful Breeders’ Cup in 2002, which unfortunately we can’t hold every year. And it did not repeat at a Churchill Downs facility in 2003.

So I don’t leave the wrong impression, there were some bright spots on the pari-mutuel front in addition to the increased attendance at Arlington. Tom spoke to the record Churchill Downs [racetrack] Spring Meet, including a record Derby and Oaks handle during 2003. Ellis Park, which is part of Kentucky operations, had a very strong race meet. And we have refocused our attention on this unit’s operations. Finally, CDSN continues its strong show in the interstate simulcast arena, growing its revenues by $7 million over 2002, and increasing its market share by approximately three to four percent.

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For 2004, in spite of the ongoing challenges to on-track business that exist at every one of our track locations, we currently anticipate an increase in revenues, over 2003, of approximately two to three percent, driven largely by a more favorable racing calendar, continued growth in CDSN, greater penetration of our Twin Spires program, which is our Player Affinity program, and increased revenues at Churchill Downs [racetrack] from our Master Plan expenditures.

Shifting now to the EBITDA section, first some overall comments. We remain steadfastly committed to efficiency and cost control, while at the same time acknowledging that our future earnings growth will not be a function of cost cutting, but rather revenue growth. Our overall EBITDA margin for 2003 was 15.5 percent, compared to 14.5 percent for 2002.

There are some one-time items in 2003 that must be considered in evaluating this performance such as the property-tax refund at Arlington, and the adverse impact of the loss of subsidy revenues at Hoosier Park.

In 2002, the percentage was adversely impacted by the $4.5 million impairment charge at Ellis Park. The impact of these non-recurring items makes comparisons between 2002 and 2003 problematic. However, we are pleased with our 2003 performance, particularly in light of the revenue decline. And we would appear to continue to set the standard for our industry.

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Looking ahead, we expect to maintain margin performance between 14 and 15 percent for 2004, despite the challenges we have and will discuss, and the continued investments we are making to position ourselves for the future.

To complete my review of operations, I’ll turn back to the P&L and mention just a few more items. Included in our total operating expenses, but not a part of the EBITDA discussion, is approximately $20.4 million of depreciation and amortization, which is up $800,000 from 2002, primarily due to the partial completion of the Master Plan which was put in service during 2003.

In the other-income category, the increase in interest income is a direct result of the interest component of the Arlington property-tax refund. In the interest-expense category, once again we have benefited from a continued beneficial rate climate and our judicious application of our free cash flow to reduce debt. In addition, we are being served well by the two new credit facilities that were put in place in early 2003, which contained favorable rate spreads and flexible covenants. We’re extremely pleased by the confidence placed in us by our financial partners.

Looking ahead to 2004 for these categories, we anticipate increased in both depreciation and interest expense, driven in both instances by the Master Plan expenditures at Churchill Downs.

All of the above discussion results in a fully diluted EPS performance for 2003 of $1.80, consistent with the guidance we provided now for several months. The increase from 2002 results, although the product of many variables, can largely be explained by removing the 21-cent impact on 2002 of the Ellis asset impairment charge.

That concludes my comments on the operations. Let me shift now to the Balance Sheet. The variances from 2002 to 2003 are much more predictable, and therefore more easily explained in the other operations. Looking at the working-capital accounts, typically the fluctuations are as a result of the timing of race meets and the related settlement of wagers. That’s still primarily true, with the only difference being that receivables, accrued expenses and deferred revenues have increased as a function of the Master Plan, both from construction spending as well as billings for the full complement of the Jockey Club suites, which are now fully on-line.

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The growth in other assets is attributable to three factors: the transaction costs incurred in connection with our new credit facilities, the increase in cash-surrender value of insurance policies we own in connection with our executive deferred-compensation plan, and temporary purse overpayment positions at both Hollywood Park and Arlington Park.

Plant and equipment grew significantly during 2003, fueled by the Master Plan.
Total investment in capital for the year was almost $50 million, with $28 million being attributable directly to the Master Plan. I would add at this time that our budgeted capital for 2004 is approximately $93 million, with $74 million being related to the Master Plan.

The increase in the portion of long-term debt relates to the impending maturity of the partner-financed debt of Hoosier Park. We intend to extend the maturity of this note after discussions with our minority partner in Hoosier.

Finally, our long-term debt decreased slightly from year-to-year, even after incurring the almost $50 million in capital spending I just mentioned.

That concludes my remarks on 2003. But before I turn it back to Tom, let me expand somewhat on our 2004 guidance of $1.70. I have already addressed the significant components of our earnings forecast, but would like to include a reconciliation of sorts of 2003 compared to 2004. There is a multitude of moving parts, and I wish we had the benefit of some live racing before we project the full year. But as you know, that’s never the case. The $1.70 includes an estimate of slightly lower EBITDA from the 2003 levels, primarily the result of the $3.1 million non-recurring tax refund at Arlington. Other than that, the increased revenues that I spoke of will cover our normal inflationary increases in wages, benefits and various insurance coverages as well as funding an additional operating-expense investment for our CRM imitative in the range of $2 million, which Tom will speak to further. Also in 2004, we anticipate approximately six cents in increased depreciation expense as more of our Master Plan improvements come on-line. The increase in our first-quarter loss over 2003 is directly due to the increased expense loads that we’ve discussed, without offsetting revenue increases, which primarily will result after the first quarter.

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That concludes my remarks on the financial statements. After Tom’s comments about our strategic plan in the future, we will respond to any of the questions you may have. Tom?

Tom Meeker:	OK. Now I’d like to spend a little time explaining exactly where we’ll be going over the next couple of years. During 2003, the Board and the management team went through a rigorous process of reviewing our strategic plan, as we’ve done each year. But last year we spent a considerable amount of time looking at it in detail. Late in the year, the plan was approved. And the plan is both aggressive and requires management to focus on a number of key objectives, both short-term and long-term.

And here then are the essentials of the plan. First, brand development. Over the last several years, we have been very successful in establishing a number of brands within our Company. The Kentucky Derby, CDI, CDSN, and Twin Spires – all represent brands that we hold. Clearly these brands, particularly the Kentucky Derby and Churchill Downs, represent a significant value driver for the Company. And as we look to the future, we must protect those brands and aggressively pursue new opportunities to translate those brands into added shareholder value.

Brand development is not simply a single concept, but has a number of facets, which are clearly identified in the plan. In 2004, we’ll be working on such things as extending the Triple Crown media contract, which expires in 2005, held currently by NBC. Broader international distribution, increased media rights and expanded media coverage of the Triple Crown events will be objectives that we hope to achieve during these negotiations. In support of the Kentucky Derby and Churchill Downs brands, we will continue to move towards completion of the new Churchill Downs [racetrack] as part of the Phase Two [Master Plan] program, which is scheduled to be completed in 2005.

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By far though, the most exciting part of our brand-development effort will be our new customer relationship management initiative. We will be spending approximately $2 million in additional operating costs during 2004, but by doing so will be making a new Churchill Downs. This is not simply a technology exercise – but will touch virtually every part of the Company, and every person in the Company – and in the end will result in a significant culture change for the Organization.

And here are some of the things we’ll be doing: initiating a transformational business change management program, which among other things will reward individual performance in the area of customer service. The key thing there of course is change. And the Company is prepared, and will be prepared in the future, to react to new changes in the economy, new environments, competitive environments, and with a clear focus on the customer at every turn. Designing a customer feedback incentive, a satisfaction-measurement program, will be part of the overall CRM effort. Increasing the Twins Spires Club participation to a point where 80 percent of the business that we conduct will be transacted through this program. Our objective in 2004 is to reach 40 percent of the total throughput.

Develop customer-intelligence systems that will help us to collect, collate and use information about customers in developing offers, programs and services tailored to meet the needs of the customer. Developing an ability to segment our customers is a key element. And by that we’ll be able to deliver new offers, products and services that meet the particular need of a particular customer segment. Developing customer service centers where CDI employees will be able to respond to customer inquiries without having them put into a queue, or sending them off to another point in the Company. Developing a company-wide MIS system, which will afford management the ability to monitor progress towards these objectives in a timely manner. And in the operation of our tracks, developing and continuing to develop these signature days that we have been so successful with in the past, such as the Kentucky Derby days, the Arlington Million and the California Gold Rush. All of these days have been eminently successful and we are looking at ways to transform – reinvent if you would – our racing programs that allow us to maximize our revenue potential by creating special days across the breadth of our Company.

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One of the critical elements also of the CRM effort will be to develop and deploy new customer interfaces for our wagering. And today, of course, we’re impeded because of the tote situation, and I’ll address that later on. But it is important for us to be prepared today for the deployment of new technologies such as PDAs, other interactive devices – both broadband and at the track level – and new customer interfaces such as self-serve machines, et cetera.

And finally, the program does involve an investment in technology. And this technology will provide us an opportunity for the first time to develop a customer-intelligence base, which will among other things allow us to segment our customer base, and talk more effectively to our customers. It is our view, and will continue to be our view, that the collection of data about our customers will afford us a competitive advantage in the market place as we move into this new competitive environment where technology, and the speed of technology, will be the key.

The second key element of the strategic planning concerns positioning CDSN as the product of choice in the interstate simulcast market. We’ve been very successful in doing that in the past, as is evident by the fact that we only own 12 percent of the total races run in the United States, yet we enjoy 20 percent market share of the interstate simulcast market. As we look to the future, CDSN, and interstate simulcasting has two primary growth channels that can significantly increase shareholder value. The first, of course, is domestic account wagering, and the second being international simulcasting, both point-to-point and account wagering.

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In conjunction with the NTRA and our strategic partners, such as TVG, we will continue to pursue the expansion of these growth channels. Moreover, we will continue our efforts to develop marketing partnerships with racetracks, OTB operators and casino operators to ensure the broadest distribution of our point-to-point simulcast products. We will also take an active role in expanding the entire simulcast market, both domestically and internationally, working with our partners in the industry. We must, and will, find a solution to the leakage problem of the offshore simulcast operators. We must, and will, pursue expansion of legalized account wagering legislation in those states that have not passed such legislation. And together with our other partners in the industry, we must work, and will, work to open new international markets for U.S. racing.

The third component of the plan centers on diversification. Over the past five years, the Company has pursued a horizontal diversification strategy that has focused on targeting high-quality racing operations, integrating those operations under the CDI brand, and promoting simulcast sales under the CDSN brand.

While our focus will remain on racing properties as a means to build scale of our operation, we will also begin looking at adjacent business opportunities that will afford us an opportunity to leverage our brand, technical skills and people. Our acquisition strategy will continue to be grounded on one basic principal, namely we will buy assets, which will provide us the opportunity to provide increased shareholder value. Simply put, we are not about the business of overpaying for assets that we acquire.

We will also concentrate on increasing our asset utilization of the real property that we own by exploring development opportunities on and around our existing facilities. And at many of our facilities we do have excess land that we believe we can monetize and develop additional revenue channels for the Company.

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Alternative gaming continues to be part of our strategic effort. And we continue to support alternative-gaming legislation in those jurisdictions in which we do business. However, there’s one caution here. We see, and have seen over the past several months, and perhaps over the last year or so, an effort by various legislative bodies to use racing as a short-term means to solve short-term budget deficits. We believe that the industry at large, and in our case we, will continue to pursue the positioning of racing as an economic development opportunity for the states to support their agribusiness economy as well as their entertainment economy, and not simply as a means to satisfy or to mitigate some short-term budget deficits. In the end, if that’s all we’re doing, racing will be hurt and racing will not be able to achieve the returns it needs, both from the standpoint of increased purses as well as a return for the capital investment necessary to expand alternative gaming operations by the track operators.

Finally, in the area of management, the plan identifies various elements of increased management development within the Company. While we’ve assembled some of the best and brightest talents in the industry, we do have some work to be done in critical skills that we think we need to accomplish our strategic goals. We’ve recently shored up one of these critical skill sets by the addition of a new CRM expert who brings to us a wealth of experience in the CRM field, having done work for the NBA and a number of other significant business operators. And he – Atique Shah is the gentlemen’s name – he is working with us to flesh out all of the details of our CRM program. We’re currently looking to fill certain other positions in the Company, which are critical to the long-term accomplishment of our strategic goals. And they include such things as a new COO, a new Chief Technology Officer and increased resources in our Human Resources area.

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Internally, we’re also implementing a company-wide management development succession program that will focus on developing the Company’s future leaders, and providing an orderly transition for individuals who may be leaving the Company for retirement and other purposes as we move into the future.

Beyond those things, which we believe we have to do, we also believe that Churchill Downs and its management team has to be thoroughly involved in all of the various industry efforts that are ongoing today. We will continue to put as a top goal strengthening the overall business activity of the racing industry. As in the past, we will take a lead in finding critical solutions to industry-wide problems, be they the offshore problem, the leakage problem identified before, or rationalizing the tote services that are provided to the industry, including such things as focusing on increased security in our tote system that we currently have deployed for U.S. racing. We will continue to be part of any solution, industry-wide solution, and we will remain committed to retaining a leadership position in the industry. But I underscore, our intent is not to control the industry.

It’s an exciting time for the Company. It provides the right mix of opportunity and challenge where aggressive leadership, hard work and a clear focus will provide the Company long-term growth and increased shareholder value. To achieve these objectives, we will have to sacrifice short-term earnings with a view towards long-term growth. That is exactly what we see happening in 2004. With what we are doing with the construction taking place at Churchill Downs racetrack in 2004 – and with the increased commitment we’re making to such things as the CRM effort – 2004 will indeed be a repositioning year for the Company.

As we move to 2005 and beyond, I firmly believe that you will see Churchill Downs returning to a growth curve that we have enjoyed in the past years.
And with that, I’ll now turn it back to the Operator, and open it up for questions.

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Operator:	Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the “star” key, followed by the digit “one” on your touch-tone telephone. And if you’re using a speakerphone, please be sure your mute function is turned off to allow your signal to reach our equipment. Once again that is “star, one” if you’d like to pose a question at this time.
We’ll go first to Tim Rice of Rice Voelker.

Tim Rice:	Good morning. Tom, in the past you’ve spoken pretty clearly that you’re only interested in being a content provider. And it sounds like your comments this morning leave the door open for possible investments or ownership of either an account-wagering platform or a television product. Is that a fair assessment?

Tom Meeker:	Well, we have been, in the past, totally committed to a horizontal strategy. And it may very well be, and it was evident just recently, when we acquired the remaining 40 percent of Charlson Broadcast, that we are looking at vertical integration. The rationalization of the account-wagering distribution system in the United States – or there has to be a rationalization of that process. Whether or not we would invest in some account-wagering platform is open today. One of the things we firmly believe from a customer-centric approach to this problem – not problem, but this opportunity, account wagering – is there are some critical factors that we believe have to be present in the formation of a new paradigm in terms of how the industry delivers account-wagering services to our customers. First and foremost, it has to be a system that affords the customer a unified account. It seems ludicrous that our customers have to maintain four or five accounts, depending upon the nature of the product that they want to bet on, be it over TVG, Youbet, American Tab, Xpressbet, et cetera. And in the long term, we believe there is a solution that will allow a unified account to be maintained by our customer, and affording the individual content providers a means to control the customer database so that individual content providers can reach their customers directly, and afford to the extent necessary a competitive opportunity for a content provider.

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While I can’t comment directly on whether or not we’re going to pursue a vertical-integration strategy, or have any targets, I will say your assessment is right. We are open to looking at vertically integrating some of our operations, be they in the account-wagering platform area or other areas.

Tim Rice:	Your principal competitor has recently commented that a single television product is in the best interests of all the parties in the industry. Do you see any movement in that direction, either on the part of your competitor or on the part of TVG to make such a unification?

Tom Meeker:	Well I can’t comment about our competitor. A single, a single television program for the industry, at this point, doesn’t make sense, because there’s not enough bandwidth to get all of the races on a single program. As we move into the digital environment, and we see a greater deployment of broadband delivery systems, the ability of the industry to deliver virtually to anyone – anywhere, over a myriad of different platforms – races selected by the individual patron becomes more of a reality. And what we need to do is position, not only our content, but the rest of the content within the United States, so that it can deliver over multi platforms in this, you know, broadband area.

Tim Rice:	One last quick one -- I know, over the last couple of years, I’ve repeatedly asked about an international distribution. And you’ve said you were interested in it, but not a whole lot has happened. It sounds like maybe that’s moving a little quicker now. Can you expand on that a little bit, either in terms of geography or what means might be employed to do it?

Tom Meeker:	Well, understandably, if you look at the deployment, account-wagering deployment in the United States, and recognize that it is taking us a long way to reach a point where we have, I think, 17 different jurisdictions with account-wagering legislation passed, you can understand why the international deployment has been so slow.

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There are two things that I think are absolutely necessary to open up new international markets for U.S. racing. One is increased scale, and not one company can do that. You need to develop a U.S. racing product, which has maybe not all of the races, but all of the significant races, and a significant scale so that you can deliver a product through various time zones to any point across the world.

The second thing you need is some agreement to open up our markets for international racing. It’s much the same way the same paradigm that exists in the United States. We can land our signal in various jurisdictions, at various racetracks, if we agree to take their signals when they’re operating live.

There’s a third element that we’re working on, which concerns tax treaties, withholding, and a myriad of other federal and international law issues. And I think, by and large, we’re making good progress. The NTRA is moving in that direction. And I think on balance I’m comfortable that that will not become an impediment to expanded international deployment.

And then the final thing is the offshore issue. Right now you have deployed in the international marketplace these offshore operators. And how we approach that is a subject of much debate within the industry today. Or opinion is that we should be actively competing with the offshore entities with our U.S. racing products. So I don’t know if that answered your question. It’s a broad blanket I gave you.

Tim Rice:	That's fine. Thanks very much.

Tom Meeker:	Yes.

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Operator:	And once again, that is "star, one" if you'd like to pose a question.
We’ll go to Ryan Worst of C.L. King and Associates.
Ryan Worst:	Hi. Mike, this is one question for you. You mentioned, in 2004, the non-recurring factors at Arlington Park. But you also, in the press release, said there were some factors at Hoosier Park as well?
Mike Miller:	Well the factors at Hoosier Park are really more 2003 compared to 2002, as opposed to 03 to '04.
Ryan Worst:	So the only ...
Mike Miller:	We do have fewer race days now in '04, but it's not really significant. The big comparison problems for Hoosier were '02 and '03, Ryan.
Ryan Worst:	OK. So instead the big impact is just the tax refund in '03 for Arlington Park?
Mike Miller:	Right.
Ryan Worst:	And then I was wondering, Tom, if you could talk about the impact account wagering has had on California racing and Hollywood Park in particular? I mean it seems like, you know, with $175 million wagered through accounts in California at least, that the result at Hollywood Park would be a little better.

Tom Meeker:	Well I think there is some cannibalization. We’re trying to work through the numbers. There’s been about a 38-percent increase, 39 percent generally – and I think these numbers are through third quarter – in wagering on California signals through the TVG platform. And we’re trying to – obviously handle doesn’t drive it, it’s the revenue component of it. We’re analyzing those numbers as we speak. I think at best we’re talking about – given the limited deployment – and if you note where TVG is deployed, TVG is deployed largely in the racing markets. So you would expect cannibalization to occur there to a larger extent than if their TVG signal deployment was in some of the far-reaching parts of California. And as we move to further our broader distribution platform, the incremental revenues that you should be able to attain will be significantly larger. But I think your analysis is about right. My sense is that you’re probably talking about a wash with the decline in on-track handle on a revenue basis – a decline of on-track handle versus the TVG revenue number. I think that’s a fair assessment, is it not?

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Ryan Worst:	Yes. The EBITDA seems like it’s down a lot more, even though revenue – you’re right, there doesn’t seem like there’s much of an impact on the revenue side.

Tom Meeker:	Well I think you know the business levels in California are suffering right now. And I think, if I had to point to one factor, it’s the short-field problem compounded by, well not compounded, but I think it’s largely driven by the poor business conditions in California, not just for our industry but for everyone, with the workers’ compensation thing and the migration as it relates to us, the migration of various trainers and their stables to other jurisdictions to avoid the workers’ compensation thing. Last year, we had an industry-wide consensus bill that made it through both houses – or both bodies of the General Assembly. It got to the Governor’s desk and it was vetoed. The indication being that the reason for the veto was to not segment the racing industry into separate workers’ compensation program, and to put it into a larger workers’ compensation solution that the Governor is proposing this year. So I’m hopeful that we can find, together with the rest of the business community in California, find a solution to this workers’ compensation thing. I don’t think that is the single panacea that will cure what is going on in California. But it will certainly move us in the right direction.

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Mike Miller:	Right. I’d add too, that in California, more so than at any of our other tracks, we’re a little more revenue sensitive, meaning that a bigger portion of our costs, because of the general business climate and insurances out there, are fixed in nature, such as it has a more dramatic impact on EBITDA when we have a revenue decline than in some of the other places where a greater portion of our costs are variable.

Ryan Worst:	OK. And then, Tom, right now is there any way, through your CRM system, to impact the audience viewing your races and wagering off track, not at your own facilities but through account wagering and OTBs?

Tom Meeker:	Yes.
Ryan Worst:	And how do you do that? How do you reach them currently?
Tom Meeker:	Well, yes.
Ryan Worst:	Is there any way that you could provide information to those people in, you know...
Tom Meeker:	Absolutely. And over the last three years, we’ve made substantial investments in the Twin Spires Club program, the affinity program. And that was a prelude to this overall CRM effort. What we tried to do, or have been trying to do over the last three years, is test the concept of can we, in a meaningful way, collect data about our customers – including such things as their e-mail addresses, their actual addresses – and through a targeted approach reach those customers with information and offers about our products. And indeed, the results that we’ve obtained over the last three years have been very, very impressive, and to a large extent, supported our commitment for this expanded CRM effort company wide. An example was during the strike that occurred up in Illinois last year, the harness strike, which had a deleterious effect on all of the OTB operations in the Chicago-land area, half of those OTB operations are not owned by us. What we did is we identified, through our Twin Spires affinity program, those customers who were in our markets, who attended our OTBs, and made certain offers to them – incentivized them to come to the facilities more frequently and to wager on the CDSN products more frequently.

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The impact: while we were a tick or two above where we were last year, the other OTB operations suffered to the extent of 15 to 20-percent loss. And we’ve done that at several locations. We’ve also done an experiment at the Connecticut OTB, a non-owned OTB operation, and all in all, it proved to us that data is king. If you’re able to collect information, as we are doing under the Twin Spires Club program, and as we will be able to do with an expanded CRM effort and various other platforms – or in platforms that we’re deploying under CRM technology platforms – we believe that we will be in a position to reach a substantial number of our customers. And our objective is to get 80 percent of our customers running through Twin Spires Club. And we will be able to influence their attendance habits as well as their wagering habits as it relates to our products.

Mike Miller:	Ryan, also for non-Twin Spires customers, we use promotional efforts, work directly with OTB operators, to encourage them to have their patrons’ eyes and ears on our product in their operations, for those people that we don’t get to directly as being a Twin Spires member.

Ryan Worst:	So you have to have a relationship with, say like, New York City OTBs. How do you get to those customers?

Tom Meeker:	Well that’s the challenge of the future. And we’ve got to do is convince our partners, both our business partners, OTBs, racetracks, et cetera, to allow us to deploy such things as the Twin Spires Club program in their markets, and in their facilities, and show them the advantages that they will have allowing us to incent and make offers to their customers to come to their facilities and obviously wager on our products. But they get the benefit of it. In fact the margins are slanted their direction. They make more money on that.

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Then the other important part is that the new paradigm that exists in marketing partnerships. It used to be that racing, as well as any other sports, used to go tooling into the Anheuser Busch’s of the world and say, “Look what a great facility we have. We generate X number of people at our, you know, football game or racing event, or the Kentucky Derby or whatever it might be.” And that’s all well and good. But those days are long since gone. In developing marketing partnerships, you have to deliver customers, be able to identify segment those customers for your marketing partner, and develop new programs that will allow them to reach your customers with offers, programs, services and products that they’re selling. And we’ve seen it – well the best example of that is on our Web site where we’ve developed a number of marketing partnerships with our partners recognizing that we’re reaching a market segment that they’re interested in reaching. And through our collaborative effort, they’re able to, one, provide us some revenue, and two, reach those customers they want.

Ryan Worst:	OK, thanks.
Mike:	Thank you, Ryan.
Operator:	And at this time, there are no other questions in the queue. Mr. Meeker, I'll turn the conference back to you for any additional remarks.
Tom Meeker:	Well let me make a couple of closing comments. First of all, I’m excited today about racing and the opportunities that racing has as we look to the future with various growth channels that will be provided to us with the deployment of technology. I’m also very, very encouraged about what we’ve seen in the infancy of our CRM effort, and our ability to change the culture of our Company, make the customer our focus, and indeed let the customer control our business as we move down the path of growth into the future. The plan that we’ve got in place is aggressive – it’s not grandiose. It’s achievable, and it is consistent with what we have said in the past when we’ve identified certain things that our Company is going to do. And we have demonstrated that we can achieve the objectives defined. And indeed embodied in our plan, and the things that I mentioned to you today, are clearly achievable. And we’re focused on achieving those goals as we move down the road.

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The final comment that I’ll make is that 2004 will indeed be a repositioning year. Some of the expenditures that we’re going to be making in 2004 – the programs that we’ll be putting in place in 2004, such as even the hard-asset construction that we’re doing here at Churchill Downs – the benefits of those programs, commitments, investments will not be felt until the years beyond 2004. So we are committed to a long-term growth strategy. And this year, 2004, will be the year where we reposition our Company directed towards long-term growth.

So with that, again thank you for joining us this morning, and look forward to talking to you next quarter.
Operator:	That does conclude today's conference call. We thank you for your participation. You may disconnect at this time.

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